Exhibit 99.1

China Valves Technology, Inc.	CCG Investor Relations
Ray Chen, VP of Investor Relations	Crocker Coulson, President
Tel: +1-650-281-8375	Tel: +1-646-213-1915
+86-13925279478	E-mail: crocker.coulson@ccgir.com
E-mail: raychen@cvalve.net	http://www.ccgirasia.com
http://www.cvalve.com

China Valves Technology, Inc. Reports Solid First Quarter FY2009 Results

KAIFENG, CHINA, May 15, 2009 – China Valves Technology, Inc. (OTC Bulletin Board: CVVT; "China Valves" or the "Company"), a leading metal valve manufacturer with operations in the People's Republic of China (the "PRC"), today announced its financial results for the first quarter ended March 31, 2009 of its fiscal year 2009.

Highlights for the First Quarter 2009 and Recent Developments

•	Net revenue was $17.2 million, an increase of 32.8% from the first quarter of 2008
•	Gross profit was $8.3 million, an increase of 63.0% from the first quarter of 2008, and gross margin was 48.3%, compared to 39.3% in the first quarter of 2008
•	Net income was $3.0 million, or $0.05 per diluted share, compared to $1.8 million, or $0.04 per diluted share in the first quarter of 2008
•
Non-GAAP net income for the first quarter of 2009, after excluding $0.4 million in non-cash change in fair value of warrant liabilities, was $3.4 million, or $0.06 per fully diluted share, an increase of 91.3% from $1.8 million, or $0.04 per fully diluted share in the first quarter of 2008

•	Completed renovation and expansion of manufacturing facilities, and began reconfiguring production to focus on high end products
•	Acquired a medium sized valve manufacturing company, Taizhou Wote Valve Co., Ltd. (“Taizhou Wote”)

"We had solid operational performance and financial results in the first quarter of 2009. Most of the orders which we filled in the first quarter of 2009 were placed in the fourth quarter of 2008, when there already were clear signs of a domestic economic slowdown. In the first quarter of 2009, demand remained strong for our metal valve products used in civil infrastructure projects. We continued throughout the quarter to position ourselves for further growth by manufacturing new and increasing amounts of high quality, high technology valves. We expect demand for our products to grow as China’s announced economic stimulus programs begin to take effect and the domestic economy recovers," said Mr. Siping Fang, Chairman and CEO of China Valves. “In April 2009, we further strengthened our position in the industry by acquiring a medium size valve company, Taizhou Wote.”

First Quarter 2009 Results

China Valves' net revenue in the first quarter of 2009 was $17.2 million, an increase of 32.8% from $13.0 million in the first quarter of 2008. Sales volume was 3,737 metric tons for the first quarter of 2009, up 10.8% from 3,372 metric tons in the first quarter of 2008.

Net revenue increased primarily because of strong sales of high pressure high temperature valves used in thermal power stations and two-way metal sealing butterfly valves for water supply systems. These products were responsible for $7.3 million of net revenue, approximately 42.0% of net revenue, in the first quarter of 2009. Strong demand exists for these high end products because of increasingly stringent government requirements for new thermal power stations, and government programs aimed at fixing, improving and expanding civil infrastructure. Sales to the power industry accounted for 28.5% of sales, and sales to the water supply and drainage industry accounted for 29.7% of the Company's sales in the first quarter of 2009.

Revenue from domestic sales in the first quarter of 2009 was $15.4 million, or 89.6% of net revenue, compared to $12.5 million, 96.3% of net revenue, in the first quarter of 2008. Revenue from international sales was $1.8 million, or 10.4% of net revenue in the quarter, compared to $0.48 million, or 3.7% of net revenue, in the first quarter of 2008. International sales increased mainly because of sales and marketing efforts for butterfly valves and globe valves, and more extensive brand recognition of China Valves’ products.

Gross profit in the first quarter of 2009 was $8.3 million, an increase of 63.0% from $5.1 million in the first quarter of 2008. Gross profit margin was 48.3%, compared to 39.3% in the first quarter of 2008. Gross profit margin increased because of low production costs which included low raw material costs, tight control over production costs, higher selling prices for finished products and increased sales of high end valve products. Gross margin increased because of lower prices for raw materials and management being able to control costs. Prices for raw materials were lower in the first quarter of 2009 than in the fourth quarter of 2008.  Sales prices for major raw materials, including casting, steel, weld puddle, disc and rotor, were 18.0% lower on average in the first quarter of 2009 compared to the same period in 2008.

Operating expenses in the first quarter of 2009 were $3.7 million, up from $2.6 million in the first quarter of 2008. Operating expenses increased mainly because of increased general and administrative expenses related to the increased expenses associated with sales growth, professional and consulting fees related to the Company’s S-1 filing, travel expenses related to acquiring a new company, and higher administrative expenses which resulted from  business expansion. The newly established manufacturing facility increased capacity by 13,000 square meters and is staffed with 70 new employees, including experienced technicians.

Total other expense was $384,744 for the three month period ended March 31, 2009, compared to $42,280 for the period ended March 31, 2008.  The increase in other expenses was mostly because of a non-cash charge of $0.4 million associated with a change in the fair value of warrant liabilities recorded in accordance with EITF 07-5, which treats the Company’s warrants as derivative instrument liabilities and marks them to market each period.  The Company did not have warrant liabilities for the three months period ended March 31, 2008.

Income tax expense was $1.3 million, compared to $0.66 million in the first quarter of 2008. Income tax was increased proportionately with higher taxable earnings in the first quarter of 2009.

Net income for the first quarter of 2009 was $3.0 million, a 68.6% increase from net income of $1.8 million in the first quarter of 2008. Basic and fully diluted earnings per share were $0.05, compared to basic and fully diluted earnings per share of $0.04 for the quarter ended March 31, 2008.

After adjusting for the $0.4 million in non-cash expenses associated with the change in fair market value of the warrant liabilities, non-GAAP net income was $3.4 million in the first quarter of 2009, shown in the table below, an increase of 91.3% from net income of $1.8 million in the first quarter of 2008. Fully diluted earnings per share were $0.06 for the first quarter of 2009, compared to $0.04 in the first quarter of 2008. The weighted average number of diluted shares for the three months ended March 31, 2009 was 57,782,357, compared to a weighted average number of diluted shares of 40,003,550 for the corresponding period in fiscal 2008. There were 62,787,401 shares of common stock outstanding as of May 15, 2009.

Non-GAAP Net Income Reconciliation to Account for the Effect of a Non-Cash Expense in the First Quarter of 2009

	1Q2009 (unaudited)	1Q2008 (unaudited)
Net Income	$2,967,351	$1,760,330
Non-cash change in warrant liabilities	400,000	-
Adjusted Net Income	3,367,351	1,760,330

Basic and Diluted Shares	57,782,357	40,003,550
Earnings Per Share	0.05	0.04
Adjusted Earnings Per Share	0.06	0.04

Financial Condition

As of March 31, 2009, the Company had $16.3 million in cash and cash equivalents, compared to $16.4 million as of December 31, 2008. Accounts receivable were $28.5 million, compared to $26.1 million as of December 31, 2008. Days sales outstanding were 149 days for the quarter ended March 31, 2009 compared to 114 days for the year ended December 31, 2008. In an effort to better manage receivables, the Company is tightening its credit policies and is increasing collection efforts. Working capital was $34.1million, compared to $33.1 million as of December 31, 2008. The Company had no long term debt.

Shareholders' equity was $90.2 million as of March 31, 2009, compared to $76.6 million as of December 31, 2008.

In its August 2008 equity financing transaction, the Company received investment proceeds of approximately $30 million ($27 million net of financing costs). The Company is using most of the proceeds from its recent private placement to fund strategic acquisitions and operations expansion plans. In the quarter ended March 31, 2009, the Company used $3.4 million to pay for construction and new equipment.

Recent Developments

March 2009, a new corporate and investor relations website was launched with the domain address http://www.cvalve.com .. The website is designed to provide users with easy access to information about the Company and strengthen China Valves' communications with its investors and customers.

April 2009, a newly established wholly-owned foreign enterprise, Tai Zhou Tai De Valve Co., Ltd. (“Tai De Valve”), acquired 100% equity ownership of Taizhou Wote Valve Co., Ltd. (“Taizhou Wote”). Taizhou Wote manufactures mostly mid and small-diameter metal butterfly valves, mid-quality valve products for use in civil water supply and sewage systems. Through Tai De Valve, China Valve paid $3.0 million in cash for Taizhou Wote and plans to spend an additional estimated $1.0 million to expand Taizhou Wote’s production by 50% and upgrade Tai De Valve’s production technology and manufacturing equipment, especially its gate valve manufacturing capabilities.

Business Outlook

The domestic Chinese market contributed over 90% of the Company's sales revenue in 2008, and the Company plans to continue to focus on the Chinese market in 2009. China Valves believes domestic market demand will continue because of the Chinese government’s announced plans to invest approximately $14.5 billion in infrastructure projects as part of its overall economic stimulus program. The Company also believes that it will receive orders from earthquake damaged areas in Sichuan province. The Company currently has an order backlog of approximately $30 million, primarily from existing customers, which it expects to fill by the middle of the year.

“China Valves takes great pride in being an innovator in our industry. We recently designed new ball valves and flat valves for use in the construction of a major domestic West-to-East Gas Pipeline Project. Because of government support for the nuclear power industry, we are increasing our research and development efforts, obtaining production licenses and establishing a sales team specifically focused on the nuclear power industry," said Mr. Fang, “We are currently in the final stage of installing high-end equipment at our newly established Kaifeng facility, which will focus mainly on producing high end, large diameter metal valves used in the thermal power, oil and petrochemical industries. The new facility is expected to start trial production runs in May 2009.”

"The acquisition of Taizhou Wote broadens our product line to include mid and small diameter metal butterfly valves for civil water supply and drainage systems. We are  currently upgrading  Taizhou Wote’s manufacturing facility.  Once completed, we expect Taizhou Wote to generate $1.5 million in net income over the next twelve months.  We are in discussions with potential acquisition targets which manufacture complementary and value-added high-end valve products.”

For the full year 2009, the Company remains focused on meeting annual targeted net income of $23 million and fully diluted earnings per share of $0.369, benchmarks established in the make good escrow agreement associated with the Company’s August 2008 private placement.

Conference call

China Valves’ management will host a conference call at 8:00 a.m. Eastern Daylight Time on Friday, May 15, 2009 to discuss results for the quarter ended March 31, 2009. To participate in this live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-419-5570. International callers should call +1 617-896-9871 The Conference Pass Code is 490 027 38.

If you are unable to participate in the call at this time, a replay will be available for fourteen days starting from 10:00 a.m. Eastern Daylight Time on Friday, May 15, 2009. To access the replay, call 888-286-8010. International callers should call +1 617-801-6888. The Conference Pass Code is 977 530 73.

Use of Non-GAAP Financial Measures

To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company provided non-GAAP financial information in this release. These measures are non-GAAP net income and non-GAAP fully diluted earnings per share to exclude the impact of $0.4 million in a change in warrant liabilities in the first quarter of 2009. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd. and Henan Kaifeng High Pressure Valve Co., Ltd., is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward- looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

-	Financial Tables Follow –

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31
(Unaudited)
	2009	2008
SALES	$17,242,546	$12,982,947

COST OF GOODS SOLD	8,921,812	7,879,427

GROSS PROFIT	8,320,734	5,103,520

OPERATING EXPENSES:
Selling	1,114,937	1,007,326
General and administrative	2,561,608	1,580,088
Research and development	5,679	52,543
Total operating expenses	3,682,224	2,639,957

INCOME FROM OPERATIONS	4,638,510	2,463,563

OTHER (INCOME) EXPENSE :
Other income, net	(86,705)	(91,548)
Interest and finance expense, net	71,449	133,828
Change in fair value of warrant liabilities	400,000	-
Total other expense, net	384,744	42,280

INCOME BEFORE PROVISION FOR INCOME TAXES	4,253,766	2,421,283

INCOME TAX EXPENSE	1,286,415	660,953

NET INCOME	2,967,351	1,760,330

OTHER COMPREHENSIVE INCOME:
Foreign currency translation (loss)/gain	(8,884)	1,587,562

COMPREHENSIVE INCOME	$2,958,467	$3,347,892

EARNINGS PER SHARE:
Basic and diluted weighted average number of shares	57,782,357	40,003,550
Basic and diluted earnings per share	$0.05	$0.04

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 AND DECEMBER 31, 2008

ASSETS
	March 31,	December 31,
	2009	2008
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$16,293,066	$16,427,883
Restricted cash	3,907,304	3,191,237
Notes receivable	486,651	880,200
Accounts receivable, net of allowance for doubtful accounts of $1,722,542
and $1,163,457 as of March 31, 2009 and December 31, 2008, respectively	28,510,172	26,119,447
Other receivables	4,756,737	4,841,691
Inventories	10,568,485	11,244,442
Advances on inventory purchases	997,217	1,108,512
Advances on inventory purchases - related party	1,201,607	1,367,446
Prepaid expenses	10,432	52,921
Total current assets	66,731,671	65,233,779

PLANT AND EQUIPMENT, net	21,225,805	16,184,894

OTHER ASSETS:
Accounts receivable - retainage, long term	2,250,693	2,541,418
Advances on equipment purchases	2,384,532	2,001,733
Long term receivable	382,030	382,552
Goodwill - purchased	20,783,393	20,811,767
Intangibles, net of accumulated amortization	8,352,453	823,331
Other investments, at lower of cost or market	763,473	764,515
Total other assets	34,916,574	27,325,316

Total assets	$122,874,050	$108,743,989

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable - trade	$6,405,859	$6,630,574
Short term loans	8,001,085	7,839,960
Short term loans - related parties	864,406	596,791
Other payables	4,086,966	4,453,881
Other payable - related party	1,505,198	1,975,462
Notes payable	3,662,500	2,934,000
Accrued liabilities	2,181,520	2,382,138
Customer deposits	3,668,903	3,129,708
Taxes payable	1,731,009	1,227,338
Warrant liabilities	568,279	924,291
Total current liabilities	32,675,725	32,094,143

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized;
62,787,401 shares and 62,385,103 shares issued and outstanding
as of March 31, 2009 and December 31, 2008, respectively	62,788	62,386
Additional paid-in-capital	67,660,384	66,904,774
Common stock subscription receivable	-	(9,834,000)
Statutory reserves	3,400,514	2,958,659
Retained earnings	12,924,546	10,399,050
Accumulated other comprehensive income	6,150,093	6,158,977
Total shareholders' equity	90,198,325	76,649,846

Total liabilities and shareholders' equity	$122,874,050	$108,743,989

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31
(Unaudited)
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,967,351	$1,760,330
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation	308,066	194,392
Amortization	23,234	15,065
Bad debt provision	795,771	215,957
(Gain) loss on disposal of fixed assets	(46,514)	16,665
Change in fair value of warrant liabilities	400,000	-
Change in operating assets and liabilities:
Note receivable	392,376	(10,483)
Accounts receivable-trade	(2,699,929)	(3,302,280)
Other receivables	(156,704)	(628,599)
Inventories	660,672	2,470,209
Advance on inventory purchases	109,791	(797,524)
Advance on inventory purchases-related party	163,986	-
Prepaid expenses	42,420	(77,683)
Accounts payable-trade	(215,690)	(387,849)
Other payables	(360,868)	1,857,575
Accrued liabilities	(197,383)	(179,479)
Customer deposits	543,499	(851,502)
Taxes payables	505,379	(266,792)
Net cash provided by operating activities	3,235,457	28,002

CASH FLOWS FROM INVESTING ACTIVITIES:
Advance on equipment purchases	(385,554)	(349,006)
Purchases of plant and equipment	(1,243,333)	(74,559)
Construction in progress	(1,801,017)	(24,323)
Proceeds from sale of equipment	-	19,567
Net cash used in investing activities	(3,429,904)	(428,321)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash due to covenant	(105,616)	-
Restricted cash due to notes payable	(614,851)	-
Proceeds from/(repayments of) other payable-related party	(467,603)	(650,465)
Proceeds from/(repayments of) notes payable	732,550	-
Proceeds from short term debt	171,826	1,146,114
Proceeds from short term loans-related parties	268,447	-
Repayments of short term debt	-	(1,529,130)
Repayments of short term loans-related parties	-	(25,336)
Net cash used in by financing activities	(15,247)	(1,058,817)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	74,877	122,947

(DECREASE) INCREASE IN CASH	(134,817)	(1,336,189)

CASH and CASH EQUIVALENTS, beginning	16,427,883	2,773,262

CASH and CASH EQUIVALENTS, ending	$16,293,066	1,437,073

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$138,133	$168,743
Cash paid for income taxes	$1,324,470	$1,925,652
Additional Non-cash investing and financing activities
Cashless exercise of warrants	$515,735	$-
Common stock issued for real estate acquisition	$9,834,000	$-

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